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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT TO

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          MINDSPRING ENTERPRISES, INC.



      MindSpring Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The Corporation was originally incorporated on December 21, 1995, and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the same date. The original Certificate of Incorporation was duly amended by the Board of Directors of the Corporation and a majority of the stockholders of the Corporation, and an amended and restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 14, 1996 (as so amended and restated, the "Certificate of Incorporation").

      2. The Board of Directors of the Corporation, at a meeting duly called and held in accordance with the By-laws of the Corporation and Section 141 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), duly adopted resolutions proposing and declaring advisable the adoption of an amendment to the Certificate of Incorporation as set forth herein (the "Amendment").

      3. Holders of at least a majority of the outstanding shares of capital stock of the Corporation, in accordance with the By-laws of the Corporation and
Section 242 of the Delaware General Corporation Law, duly approved the
Amendment.

      4. Having been duly authorized pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends Article 4 of the Certificate of Incorporation to read in its entirety as follows:


ARTICLE 4.  CAPITAL STOCK


      4.1. AUTHORIZED SHARES

      The total number of shares of capital stock that the Corporation shall be authorized to issue is 61,000,000 divided into two classes as follows: (i) Sixty million (60,000,000) shares of common stock having a par value of $.01 per share ("Common

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Stock"), and (ii) One Million (1,000,000) shares of serial preferred stock in series having a par value of $.01 per share (the "Preferred Stock").

      4.2. COMMON STOCK

            4.2.1.      RELATIVE RIGHTS

            The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth herein and in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

            4.2.2.      DIVIDENDS

            Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

            4.2.3.      DISSOLUTION, LIQUIDATION, WINDING UP

            In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

            4.2.4.      VOTING RIGHTS

            Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of

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Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.


      4.3. PREFERRED STOCK

      The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation to provide, by resolution or resolutions from time to time and filing a certificate pursuant to the applicable provision of the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designation, preferences, relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

      IN WITNESS WHEREOF, MindSpring Enterprises, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 24th day of June, 1998.


                                         MindSpring Enterprises, Inc.



                                         By:  /s/ Michael G. Misikoff
                                            -----------------------------------
                                         Name:   Michael G. Misikoff
                                              ---------------------------------
                                         Title:  CFO, Secretary, Treasurer
                                               --------------------------------




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